Exhibit 99.1

News Release – July 14, 2011

Franklin Financial maintains dividend for 3rd Quarter

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular cash dividend for the third quarter of 2011.

Total regular cash dividends paid during the first three quarters of 2011 will be $.81 per share, matching the per share cash dividend paid during the same period in 2010.  The third quarter cash dividend will be paid on August 24, 2011 to shareholders of record at the close of business on August 5.

Franklin Financial is the largest independent, locally owned and operated bank holding company in Franklin County with assets of approximately $1 billion.  Its wholly-owned subsidiary, F&M Trust Company, has twenty-five community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties in Boiling Springs, Carlisle, Camp Hill, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.